NABISCO BRANDS DE PUERTO RICO, INC.
                         -----------------------------------

                              CAPITAL ACCUMULATION PLAN
                              -------------------------








                             Effective September 1, 1992








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                         NABISCO BRANDS DE PUERTO RICO, INC.
                              CAPITAL ACCUMULATION PLAN

                                  TABLE OF CONTENTS

             Article                                           Page
             -------                                           ----

             I.  Definitions                                     2
             1.01        Account                                 2
             1.02        Administrative Committee                2
             1.03        Affiliated Company                      2
             1.04        After-Tax Contributions                 2
             1.05        Basic Contributions                     2
             1.06        Beneficiary                             2
             1.07        Board of Directors                      3
             1.08        Break in Service                        3
             1.09        Code                                    3
             1.10        Committee                               3
             1.11        Company                                 3
             1.12        Company Contributions                   3
             1.13        Compensation                            3
             1.14        Disability                              3
             1.15        Effective Date                          4
             1.16        Eligible Employee                       4
             1.17        Employee                                4
             1.18        Entry Date                              4
             1.19        ERISA                                   4
             1.20        ITA                                     4
             1.21        Investment Fund(s)                      4
             1.22        Participant                             4
             1.23        Plan                                    4
             1.24        Plan Administrator                      5
             1.25        Plan Year                               5
             1.26        Pre-Tax Contributions                   5
             1.27        Retirement                              5
             1.28        Rollover Contribution                   5
             1.29        Service                                 5
             1.30        Severence Date                          5
             1.31        Spouse                                  6
             1.32        Supplemental Contributions              6
             1.33        Termination of Employment               6
             1.34        Trustee                                 6
             1.35        Trust Fund                              7
             1.36        Valuation Date                          7








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             Article                                               Page
             -------                                               ----

             II. Participation                                       8
             2.01        Eligibility                                 8
             2.02    Participation Application                       8
             2.03        Participant Status                          8
             2.04        Re-employment                               8

             III.    Contributions                                   9
             3.01        Basic Contributions                         9
             3.02        Supplemental Pre-Tax Contributions          9
             3.03        Supplemental After-Tax Contributions        9
             3.04        Change in Basic and Supplemental
                           Contributions                             9
             3.05        Suspension of Basic and Supplemental
                           Contributions                            10
             3.06        Company Contributions                      10
             3.07        Rollover Contributions                     11
             3.08        ITA Section 165(e) and Code Section 401(k)
                       and 401(m) Nondiscrimination Tests           12
             3.09        Dollar Limitation on Pre-Tax Contributions 18

             IV.     Trust Fund and Investment Funds                19
             4.01        The Trust Agreement                        19
             4.02        The Trustee                                19
             4.03        Separate Funds                             19
             4.04        Investment Funds                           19
             4.05        Temporary Investment                       20
             4.06        Investment of Participant Contributions    20
             4.07        Investment of Company Contributions        21
             4.08        Investment Managers                        21
             4.09        Participant Responsibility For Selection
                            of Funds                                21
             4.10        Voting by Participants                     21

             V.   Account Statements and Valuation                 23
             5.01        Valuation of Accounts                     23
             5.02        Valuation Upon Transfer, Withdrawal, or
                     Distribution                                  23

             5.03        Statement of Accounts                     23

             VI. Vesting and Forfeitures                           24
             6.01        Vesting of Basic and Supplemental
                         Contributions                            24
             6.02        Vesting of Company Contributions         24
             6.03        Vesting of Rollover Contributions        24
             6.04        Forfeiture on Termination of Employment  24
             6.05        Disposition of Forfeitures               24
             6.06        Restoration of Forfeitures               24




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             Article                                           Page
             -------                                           ----

             VII.    Distributions                               25
             7.01        Distribution of Benefits                25
             7.02        Proof of Death and Right of Beneficiary 26
             7.03        Completion of Appropriate Forms and
                           Procedures                            26
             7.04        Investment Pending Distribution         26

             VIII. In-Service Withdrawals and Special Pre-Tax
                     Contribution Rules                         27
             8.01        In-Service Withdrawals                 27
             8.02        Hardship Withdrawals                   27
             8.03        Restrictions on Pre-Tax Contribution
             Distributions                                      28

             IX. Administration                                 29
             9.01        RJR Employee Benefits Committee        29
             9.02        Administrative Committee               30
             9.03        RJR Pension Investment Committee       31
             9.04        Indemnification by Company             31
             9.05        Plan Expenses                          31
             9.06        Plan Administrator                     31
             9.07        Agent for Process                      31
             9.08        Named Fiduciaries                      31

             X.  Amendments, Termination, Permanent Discontinuance
                     of Contributions, Merger or Consolidation 33
             10.01   Amendments                                33
             10.02   Termination or Permanent Discontinuance
                     of Contributions                          33
             10.03   Partial Termination                       33
             10.04   Benefits in Case of Merger or
                       Consolidation                           33

             XI. Miscellaneous                                 34
             11.01   Benefits Payable from Trust Fund          34
             11.02   Elections                                 34
             11.03   No Right to Continued Employment          34
             11.04   Inalienability of Benefits and Interests  34
             11.05   Qualified Domestic Relations Orders       34
             11.06   Payments for Exclusive Benefit of
                        Participants                           35
             11.07   Puerto Rico Law to Govern                 35
             11.08   No Guarantee                              35
             11.09   Address of Record                         35
             11.10   Unlocated Spouse                          35
             11.11   Payments in the Event of Death with no
                     Designated Survivor or Incompetency       35
             11.12   Transfer of Prior Plan Assets and
                       Liabilities to This Plan                36
             11.13   Headings                                  36




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             Article                                           Page
             -------                                           ----

             XII.    Claim Procedure                            37
             12.01   Initial Determination                      37
             12.02   Review                                     37

             XIII.   Limitations and Restrictions               38
             13.01   Code Section 415 Maximum                   38
             13.02   Top-Heavy Requirement                      41

             Schedule A - Compensation                          46














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                                     INTRODUCTION
                                     ------------



    The Nabisco Brands de Puerto Rico, Inc. Capital Accumulation Plan is effective September 1, 1992. Its purpose is to provide eligible employees of Nabisco Brands de Puerto Rico, Inc. (the "Company") with a convenient method of voluntarily accumulating personal savings on a regular and systematic basis through payroll contributions. Employee contributions are made either on a "before-tax" or an "after-tax" basis with the Company making a 50% matching contribution to Employee pre-tax Basic contributions not in excess of 6% of pay. The Plan is intended to be qualified under
    Section 165(a) of the Puerto Rico Income Tax Act of 1954 and Section 401(a) of the Internal Revenue Code, thereby allowing employees to defer until distribution income tax on pre-tax and Company matching contributions to the Plan, and the investment income accumulated on both Company and employee contributions. The Plan was authorized by action of the RJR Employee Benefits Committee on August 5, 1992.









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                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------


1.01    Account means, with respect to any Participant, his After-Tax
        -------
        Contribution Account, his Pre-Tax Contribution Account, his Company Contribution Account, and his Rollover Contribution Account.

1.02    Administrative Committee is the Administrative Committee appointed by
        ------------------------
        the Committee pursuant to Section 10.02 to carry out the day to day responsibilities of the Plan administration.

1.03    Affiliated Company means the Company and any corporation which is a
        ------------------
        Participant of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a Participant of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

1.04    After-Tax Contributions means the Supplemental Contributions made by a
        -----------------------
        Participant on an after-tax basis; such contributions are not eligible to receive the matching Company Contribution.

1.05    Basic Contributions means the first 6% of a Participant's gross
        -------------------
        Compensation that he may authorize the Company to contribute as a Pre-Tax Contribution on his behalf to the Plan and which is matched on a 50% basis with Company Contributions. Basic Contributions cannot be made on an after-tax basis.

1.06    Beneficiary means any person or persons (who may be designated
        -----------
        contingently or successively and who may be an entity other than a natural person) designated by the Participant, on a form supplied by the Committee, to receive benefits payable in the event of the death of the Participant; provided, however, that if the Participant is married at the date of his death, any such Beneficiary designation that names a Beneficiary other than his Spouse exclusively shall be void unless it has been consented thereto in writing by the Participant's Spouse and such consent was witnessed by a notary public or a Plan representative on a form supplied by the Committee. The Spouse's consent must designate the alternative Beneficiary, must
















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        acknowledge the effect of such consent, and cannot be changed without subsequent spousal consent. The Participant may, however, revoke the alternative Beneficiary at any time, thereby reinstating his Spouse as sole Beneficiary. Section 11.11 should be referred to for payment in the event of death with no designated survivor.

1.07    Board of Directors means the Board of Directors of RJR Nabisco, Inc. and
        ------------------
        any committee of directors authorized by such Board to act in its behalf with reference to the Plan.

1.08    Break in Service occurs at the end of any twelve-consecutive-month
        ----------------
        period beginning on a Severance Date during which an Employee does not complete an hour of Service.

1.09    Code means the United States of America's Internal Revenue Code of 1986
        ----
        as amended from time to time. Reference to any Section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such Section or subsection.

1.10    Committee means the RJR Employee Benefits Committee, which shall act as
        ---------
        the Plan Administrator for the Plan. The Committee shall have the duties and powers described in Article IX.

1.11    Company means Nabisco Brands de Puerto Rico, Inc., or any successor by
        -------
        merger, purchase or otherwise, with respect to its Employees. The Company may also be referred to as the Employer.

1.12    Company Contributions means the matching contributions made by the
        ---------------------
        Company for the Plan Year and allocated to a Participant's Company Contributions Account by reason of the Participant electing Basic Contributions.

1.13    Compensation means the basic compensation paid for services performed
        ------------
        for the Company or an Affiliated Company which is currently includable in gross income under the ITA and such other forms of compensation as the Committee has determined shall be included (listed in Schedule A which is attached hereto). Schedule A shall be revised as the Committee from time to time modifies the forms of compensation which are to be included. Only Compensation received by the Participant while an Eligible Employee shall be taken into account for Plan purposes.

1.14    Disability means being disabled as determined by the Federal Social
        ----------
        Security Administration.








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1.15    Effective Date means September 1, 1992.
        --------------

1.16    Eligible Employee means any person regularly employed in either an
        -----------------
        exempt or clerical category on a full time basis by the Company and who are not covered under the RJR Nabisco Capital Investment Plan; provided, that except as the Board of Directors or the Committee, pursuant to authority delegated to it by the Board of Directors, may otherwise provide on a basis uniformly applicable to all persons similarly situated, no person shall be an "Eligible Employee" for purposes of the
        Plan:

    (a) who is excepted by the Board of Directors or the Committee,

    (b) whose terms and conditions of employment are determined by a collective bargaining agreement with the Company, if employee retirement benefits were negotiated thereunder, which does not make this Plan applicable to him, or

    (c) who is a "leased employee" as defined in Section 414(n) of the Code and who is required by such Section to be considered an employee of the Company or an Affiliated Company.

1.17    Employee means any person employed by the Company or an Affiliated
        --------
        Company and, for purposes of the requirements of Code Section 410(b), Leased Employees.

1.18    Entry Date means the first day of each month; provided that
        ----------
        contributions shall not begin to be withheld until the payroll period coincident with or next following the applicable Entry Date.

1.19    ERISA means the Employee Retirement Income Security Act of 1974, as
        -----
        amended.

1.20    ITA means the Puerto Rico Income Tax Act of 1954.
        ---

1.21    Investment Fund(s) means the separate funds in which Contributions to
        ------------------
        the Plan are invested in accordance with Article IV.

1.22    Participant means any person who is participating in the Plan as
        -----------
        provided in Article II.

1.23    Plan means the Nabisco Brands de Puerto Rico, Inc. Capital Accumulation
        ----
        Plan, as described herein or as hereafter amended.












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1.24    Plan Administrator means the RJR Employee Benefits Committee.
        ------------------

1.25    Plan Year means the period from each December 31 through the following
        ---------
        December 30, except that the initial Plan year is September 1, 1992 through December 30, 1992.

1.26    Pre-Tax Contributions means Contributions which a Participant has
        ---------------------
        designated as pre-tax contributions made by the Company on his behalf pursuant to a salary reduction agreement.

1.27    Retirement means normal retirement of a Participant at age 65, or the
        ----------
        early retirement of a Participant who has attained age 55 and who has completed either two years of participation in the Plan or five years of Service.

1.28    Rollover Contribution means amounts a Participant contributes from
        ---------------------
        another employee benefit plan qualified under ITA Section 165(e) and Code Section 401(k) pursuant to Section 3.07.

1.29    Service means all periods during which an Employee is employed by the
        -------
        Company or any Affiliated Company commencing with the first day of employment or the first day of reemployment and ending with his Severance Date which next follows the first day of employment or the first day of reemployment, as the case may be. The first day of employment or the first day of reemployment shall be deemed to be the first day in which the Employee performs an hour of Service. Periods of Service commencing on the first day of employment and ending on the first Severance Date and commencing on each reemployment date and ending on the Severance Date which next follows shall be aggregated on a day by day basis and 365 days of aggregated Service shall constitute one year of Service. Service shall include any period of authorized part-time employment, periods of authorized leave of absence up to a maximum of one year, periods of absence due to service in the Armed Forces of the United States, as required, and periods of absence due to illness or disability up to a maximum of 12-consecutive months. A Participant shall continue to accrue Service for purposes of vesting his Company Contribution Account while he is on a period of leave due to Disability.

1.30    Severance Date means the following:
        --------------

    (a) the date on which an Employee quits, retires, is discharged or dies; or








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    (b) the first anniversary of the first date of a period in which an Employee remains absent from Service (with or without pay) with the Company or an Affiliated Company for any reason other than quit, retirement, discharge, or death; provided, however, the absence from Service of an Employee receiving benefits under one or more long-term disability plans of the Company or an Affiliated Company is not a severance until the earlier of Normal Retirement Age or the cessation of such disability payments; provided further that if such an Employee in active employment after his Normal Retirement Age becomes disabled, his Severance Date is the date such long-term disability plan benefits commence or would commence.

    In the case of an Employee who is absent from work by virtue of (i) the Employee's pregnancy, (ii) birth of the Employee's child, (iii) placement of a child with the Employee by adoption, or (iv) caring for any such child for a period of up to a year immediately following such birth or placement, the Severance Date is the second anniversary of the first day of absence from Service provided that the period between the first and second anniversary of such first day of absence is neither counted as Service nor a Break in Service.

1.31    Spouse means the person to whom the Participant is legally married.
        ------

1.32    Supplemental Contributions means up to an aggregate of 10% of a
        --------------------------
        Participant's gross Compensation which he may contribute to the Plan on a before and/or after-tax basis pursuant to Sections 3.02 and 3.03 and which are not matched with Company Contributions. Supplemental Pre-Tax Contributions are limited to 4%.

1.33    Termination of Employment means separation from the employment of the
        -------------------------
        Company for any reason, including, but not limited to, Retirement, death, Disability, resignation or dismissal by the Company; provided, however, that transfer in employment between the Company and an Affiliated Company shall not be deemed to be Termination of Employment and provided further, that if an Employee is rehired by the Company or an Affiliated Company within 30 days of his or her separation from the employment of the Company or an Affiliated Company, such separation shall not be considered to be Termination of Employment.

1.34    Trustee means Wachovia Bank of North Carolina, N.A.and Banco Popular de
        -------
        Puerto Rico or any trustee or trustees appointed pursuant to Article IV with whom the funds of the Plan are held.

1.35    Trust Fund means the cash and other properties arising from
        ----------
        contributions made by Participants and by the Company in accordance with the provisions of this Plan and







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    funds transferred pursuant to a Rollover which are held and administered by the Trustee pursuant to Article IV.

1.36    Valuation Date the last business day of each month and any other date
        --------------
        the Committee deems desirable or necessary to value the Trust Fund in accordance with Article V.

The masculine pronoun whenever used herein shall include the feminine, and singular number whenever used herein shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.














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                                   ARTICLE II
                                   ----------

                                  PARTICIPATION
                                  -------------


2.01    Eligibility.
        -----------

    (a) Each Eligible Employee as of the Effective Date shall be eligible to enroll in the Plan as of September 1, 1992.

    (b) Every other Employee shall become eligible for participation in the Plan as of the Entry Date coincident with or next following the date he becomes an Eligible Employee. He shall become a Participant as of the Entry Date to which Contributions are first contributed.

    (c) All Eligible Employees who participate in this Plan shall participate under the terms and conditions herein stated.

2.02    Participation Application.  An Eligible Employee may become a
        -------------------------
        Participant as of any future Entry Date by completing and submitting to the Committee an application form supplied by the Committee within the established time frame. The application shall specify (i) the percentage of Compensation to be contributed to this Plan as Basic and/or Supplemental Contributions, (ii) the further designation of Supplemental Contributions as Pre-Tax or After-Tax Contributions, and
        (iii) the naming of a Beneficiary. Participation in the Plan by an Eligible Employee is voluntary.

2.03    Participant Status.  An Eligible Employee who has once become a
        ------------------
        Participant shall remain a Participant so long as he remains in Service of the Company, and shall cease to be a Participant upon his Termination of Employment, except that if he has met the conditions for entitlement to a benefit, he shall remain a Participant so long as he has an Account balance. Active participation, however, including contributions to the Plan by or for a Participant, shall automatically be suspended effective as of the Participant's Severance Date and during any time period for which he does not receive a paycheck. Participation in the Plan shall cease as of the date Accounts are transferred to an Affiliated Plan or are completely distributed to the Participant and/or his Beneficiary.

2.04    Re-employment.  If a former Eligible Employee is rehired as an Eligible
        -------------
        Employee after a Severance Date, he shall be entitled to become a Participant on the Entry Date coincident with or next following his date of re-employment.






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ARTICLE III
- -----------

CONTRIBUTIONS
- -------------


3.01    Basic Contributions.  Subject to the provisions of Section 3.04, each
        -------------------
        Participant may elect that the Company contribute from 1% to 6% of his Compensation to the Plan in 1% increments as Basic Contributions, in lieu of an equal amount being paid to him as Compensation. These pre-tax Basic Contributions will be made through payroll deductions and will be paid to the Trustee as soon as practicable but at least on a monthly basis.

3.02    Supplemental Pre-Tax Contributions.  A Participant who has authorized
        ----------------------------------
        the maximum Basic Contribution rate of 6% may also elect that the Company make additional Pre-Tax Contributions to the Plan of 1% to 4% of his Compensation in 1% increments in lieu of an equal amount being paid to him as Compensation. These contributions will be made through payroll deductions and will be paid to the Trustee as soon as practicable, but at least on a monthly basis. In no event may Basic and Supplemental Pre-Tax Contributions combined exceed 10% of Compensation.

3.03    Supplemental After-Tax Contributions.  A Participant may make
        ------------------------------------
        contributions to the Plan on an after-tax basis, either in lieu of or in combination with Basic and, Supplemental Pre-Tax Contributions by authorizing Supplemental After-Tax Contributions of 1% to 10% of his Compensation in 1% increments. After-Tax Contributions are referred to as "Supplemental" even though a Participant can elect to make them prior to authorizing any or the full amount of Basic Contributions. However, Supplemental After-Tax Contributions are not matched with Company Contributions. These contributions will be made through payroll deductions and will be paid to the Trustee as soon as practicable but at least on a monthly basis. A Participant's After-Tax Contributions cannot exceed 10% of Compensation and his Pre-Tax and After-Tax Contributions may not in the aggregate exceed 16% of his Compensation.

3.04    Change in Basic and Supplemental Contributions.  Subject to the
        ----------------------------------------------
        provisions of Sections 3.01, 3.02 and 3.03, and not more than once a month, a Participant may change the percentage of his authorized payroll deduction by giving the required prior written notice to the Committee. Such changed percentage shall become effective beginning with the first payroll period commencing after the expiration of the notice period. If a mistake-of-fact is made with regard to any contribution, the Committee shall, depending on the mistake-of-fact, either (i) cause said contribution




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    to be returned to the Participant without restriction or (ii) accept additional contributions for the affected period. Examples of a "mistake-of-fact" would be the continuation of payroll deductions after a Participant has requested the suspension of such deductions or failure to act on written instructions to take deductions.

3.05    Suspension of Basic and Supplemental Contributions.
        --------------------------------------------------

    (a) A Participant may, no more than once a month, suspend his Basic and/or Supplemental Contributions, provided that all Supplemental Pre-Tax Contributions shall be suspended before Basic Contributions are suspended, by notifying the Committee in writing in the manner specified, in advance of the date on which such a suspension shall become effective. The suspension shall become effective on the first Entry Date commencing on or after the expiration of the notice period. During a period of suspension of Basic Contributions, no Company Contributions on behalf of such a Participant shall be made by the Company.

    (b) A Participant who has suspended his Basic or Supplemental Contributions may apply to the Committee to have such contributions resumed in accordance with Sections 3.01, 3.02 and 3.03 on the first Entry Date next following the required written notice of such intent.

    (c) A Participant who has ceased to make contributions under the Plan because he is on an unpaid absence from Service shall again be eligible to resume making contributions on the date he returns to Service as an Eligible Employee. No contributions may be made by a Participant for any unpaid period of absence from Service including, but not limited to, absence due to sickness, leave of absence, or service in the Armed Forces.

    (d) A Participant who has ceased to make contributions under the Plan because he has ceased to be an Eligible Employee but, nevertheless, continues to be an Employee shall again be eligible to resume making contributions on the date he again becomes an Eligible Employee and gives written notice to the Committee in the prescribed manner.

3.06    Company Contributions.
        ---------------------

    (a) With respect to each payroll period, the Company shall contribute on behalf of each Participant an amount equal to 50% of such Participant's Basic Contributions to the Plan for such payroll period. Company Contributions will be paid to the Trustee as soon as practicable after the end of each month.






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    (b) In satisfaction of its obligation under this Section, the Company shall pay its contribution in cash. Company Contributions shall be made out of the profits of the Company.

    (c) In the event that the Secretary of the Treasury of Puerto Rico or the Commissioner of Internal Revenue, on timely application made after the adoption or subsequent amendment of the Plan, determines that the Plan and the implementing trust do not qualify for tax-exempt status, or refuses, in writing, to issue a favorable determination with respect to the Plan and such trust, the Company Contributions made on or after the date on which such determination or refusal is applicable may, at the Company's discretion, be returned to the Company without interest. In the event that a Company Contribution to the Plan is made by a mistake of fact or all or part of the Company's deductions under ITA Section 23(p) or Code Section 404 for contributions to the Plan are disallowed by the Puerto Rico Treasury Department or the Internal Revenue Service, the portion of the contributions attributable to such mistake of fact or to which such disallowance applies may, at the Company's discretion be returned to the Company without interest. Any such return shall be made within one year after the making of such contribution by mistake of fact or the denial of qualification or disallowance of deductions, as the case may be.

3.07    Rollover Contributions.  The Trustee is authorized to accept as Rollover
        ----------------------
        Contributions any contributions as requested by the Participant; provided that the Participant certifies that such contributions meet the following criteria:

    (a) such amounts were received in a distribution which constitutes a qualified total distribution as defined in Code Section 402(a)(5)(E)(i) or a distribution from an individual retirement account, annuity, or bond in which such qualified total distribution was separately invested pursuant to Code Section 408(d)(3)(A)(ii) and (D)(i);

    (b) such contributions (less after-tax employee contributions, if any) are contributed within 60 days after the date such contributions are received by the Participant;

    (c) the spousal consent requirements of Section 205(c) of ERISA and Code
        Section 417(a)(2) were complied with, if applicable; and

    (d) such Rollover Contributions meet any other conditions as determined necessary by the Trustee or Committee to comply with ITA Section 165(b)(2) and Code Section 408(d)(3).






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3.08    ITA Section 165(e) and Code Section 401(k) and 401(m) Nondiscrimination
        -----------------------------------------------------------------------
        Tests.
        -----

    (a) Definitions.  For purposes of this Section, the following additional
        -----------
        definitions shall be used:

        (  i)   Actual Contribution Percentage or ACP means the ratio (expressed
                ------------------------------    ---
                as a percentage calculated to two decimal points) of the sum of the After-Tax Contributions and matching Company Contributions under the Plan on behalf of the Eligible Participant for the Plan Year to the Eligible Participant's Compensation for the
                Plan Year.

            (ii)    Actual Deferral Percentage or ADP means the ratio (expressed
                    --------------------------    ---
                    as a percentage calculated to two decimal points) of Pre-Tax Contributions, Qualified Matching Contributions, and Qualified Non elective Contributions on behalf of the Eligible Participant for the Plan Year to the Eligible Participant's Compensation for the Plan Year.

            (iii)   Average Actual Contribution Percentage or Average ACP means
                    --------------------------------------    -----------
                    the average expressed as a percentage calculated to two decimal points) of the Actual Contribution Percentages
                    (ACPs) of the Eligible Participants in a group.

            (iv)    Average Actual Deferral Percentage or Average ADP means the
                    ----------------------------------    -----------
                    average (expressed as a percentage calculated to two decimal points) of the Actual Deferral Percentages (ADPs) of the Eligible Participants in a group.

            (v) Eligible Participant means any Eligible Employee of the Company
                --------------------
                who is authorized under the terms of the Plan to have After-Tax Contributions, Pre-Tax Contributions, Nonelective Contributions, or matching Company Contributions allocated to his Account for the Plan Year; regardless as to whether or not any such contributions are so allocated.

      (vi)  Family Member means an individual described in Section 414(q)(6) of
            -------------
            the Code and includes, with respect to any employee, such employee's spouse and lineal ascendants or descendants and the spouses of such lineal ascendants or descendants.

    (vii)   Highly Compensated Employee means an individual described in Section
            ---------------------------
            414(q) of the Code and such employee's Family Members or any Eligible Participant who is more highly compensated than two-thirds of all other Eligible Participants, if as a result of such definition a lowest Average ADP is obtained.

       (viii)   Nonhighly Compensated Employee means an employee of the Company
                ------------------------------
                who is not a Highly Compensated Employee.

    (ix)    Nonelective Contributions means contributions made by the Company
            -------------------------
            other than matching contributions or Pre-Tax Contributions and that the Participant cannot otherwise elect to receive in cash.

    ( x)    Qualified Matching Contributions are matching Company Contributions
            --------------------------------
            that are 100% vested and nonforfeitable when made and that are subject to the same distribution limitations as Pre-Tax Contributions. Qualified Matching Contributions which are used to meet the requirements of the ADP Test are not to be taken into account for purposes of the ACP Test.

        (xi)    Qualified Nonelective Contributions means these Nonelective
                -----------------------------------
                Contributions that are 100% vested and nonforfeitable when made and that are subject to the same distribution limitations as Pre-Tax Contributions.

    (b) Average Actual Deferral Percentage Test.
        ---------------------------------------

        (   i)  Notwithstanding anything in this Plan to the contrary, contributions made under the Plan (and any other plan that is aggregated with the Plan in accordance with Code Section
                401(k)(3) and regulations thereunder) by or on behalf of a Participant shall be restricted so as to comply with one of the following ADP tests:

            (A) 1.25 Test.  The Average ADP for Eligible Participants who are
                ---------
                Highly Compensated Employees for the Plan Year shall not exceed the Average ADP for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 1.25; or,

            (B) 2 Times/2% Test.  The Average ADP for Eligible Participants who
                ---------------
                are Highly Compensated Employees for the Plan Year shall not exceed the Average ADP for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 2, provided that the Average ADP for Eligible Participants who are Highly Compensated Employees does not exceed the Average ADP for Eligible Participants who are Nonhighly Compensated Employees by more than two (2) percentage points or such lesser amount as the United States or Puerto Rico Secretaries of the Treasury shall prescribe.

            The Committee shall have the right to limit pre-tax contributions of Highly Compensated Employees as, and to the extent that it, in its discretion, deems necessary to comply with one of the above tests.

        ( ii)   Determination of ADP Excess Contributions.  The amount of excess
                -----------------------------------------
                contributions for a Highly Compensated Employee will be determined in the following manner: First, the ADP of the Highly Compensated Employee with the highest ADP is reduced to the extent necessary to satisfy the ADP Test or cause such ratio to equal the ADP of the Highly Compensated Employee with the next highest ADP. Second, this process is repeated until the ADP Test is satisfied. The amount of excess contributions for a Highly Compensated Employee is then equal to the total Pre-Tax and other Contributions taken into account for the ADP Test minus the product of the Employee's ADP as determined above and the Employee's Compensation.

        (iii)   Special Rules.
                -------------

            (A) For purposes of this Section, the ADP for any Eligible
                Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Pre-Tax Contributions, Qualified Matching Contributions or Qualified Nonelective Contributions allocated to his account under two or more plans or arrangements described in ITA Section 165(e) and Code Section 401(k) that are maintained by the Company or an Affiliated Company shall be determined as if all such Pre-Tax, Qualified Matching and Qualified Nonelective Contributions were made under a single arrangement.

            (B) In the event that this Plan satisfies the requirements of ITA
                Section 165(a)(3) or Code Section 410(b) only if aggregated with one or more other plans, or if one or more other Plans satisfy the requirements of ITA Section 165(a)(3) or Code Section 410(b)only if aggregated with this Plan, then this Section shall be applied by determining the ADP of Eligible Participants as if all such plans were a single plan.

            (C) For purposes of determining the ADP of a Participant who is a
                Highly Compensated Employee as described in Section 414(q) of the Code, the Pre-Tax Contributions, Qualified Matching Contributions, Qualified Nonelective Contributions, and Compensation of such Participant shall include the Pre-Tax Contributions, Qualified

                Matching Contributions, Qualified Nonelective Contributions, and Compensation of Family Members, with the actual ADP of the Highly Compensated Employee determined pursuant to Treas. Reg. 1.401(m) -1(c)(i), and such Family Members shall be disregarded in determining the Average ADP for Participants who are Nonhighly Compensated Employees.

            (D) The determination and treatment of the Pre-Tax Contributions,
                Qualified Nonelective Contributions, Qualified Matching Contributions and ADP of any Participants shall satisfy such other requirements as may be prescribed by the United States or Puerto Rico Secretaries of the Treasury.

    (c) Average Actual Contribution Percentage Test.
        -------------------------------------------

        (i) Notwithstanding anything in this Plan to the contrary, contributions made under the Plan (and any other plan that is aggregated with the Plan in accordance with Code Section 401(k)(3) and regulations thereunder) by or on behalf of a Participant shall be restricted so as to comply with one of the following ACP tests:

            (A) 1.25 Test.  The Average ACP for Eligible Participants who are
                ---------
                Highly Compensated Employees for the Plan Year shall not exceed the Average ACP for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 1.25; or,

            (B) 2 Times/2% Test.  The Average ACP for Eligible Participants who
                ---------------
                are Highly Compensated Employees for the Plan Year shall not exceed the Average ACP for Eligible Participants who are Nonhighly Compensated Employees for the Plan Year multiplied by 2, provided that the Average ACP for Eligible Participants who are Highly Compensated Employees does not exceed the Average ACP for Eligible Participants who are Nonhighly Compensated Employees by more than two (2) percentage points or such lesser amount as the United States Secretary of the Treasury shall prescribe; provided, however, that if the ADP Test under subsection (b)(i)(B) (2 Times/2% Test) was used, the 2 Times/2% Test under this subsection (c)(i)(B) shall be reduced in accordance with Treas. Reg. 1.401(m)-2 (regarding the multiple use of alternative limitations).

            The Committee shall have the right to limit after-tax contributions of

            Highly Compensated Employees as, and to the extent that it, in its discretion, deems necessary to comply with one of the above tests.

        ( ii)   Determination of ACP Excess Contributions.  The amount of excess
                -----------------------------------------
                contributions for a Highly Compensated Employee will be determined in the following manner: First, the ACP of the Highly Compensated Employee with the highest ADP is reduced to the extent necessary to satisfy the ADP Test or cause such ratio to equal the ACP of the Highly Compensated Employee with the next highest ACP. Second, this process is repeated until the ACP Test is satisfied. The amount of excess aggregate contributions for a Highly Compensated Employee is then equal to the total After-Tax, matching Company and other Contributions taken into account for the ACP Test over the product of (1) the Employee's ACP following the reduction described above and (2) the Employee's Compensation.

        (iii)   Special Rules.
                -------------

            (A) For purposes of this Section, the ACP for any Eligible
                Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to make After-Tax Contributions, or to receive matching Company Contributions, Qualified Nonelective Contributions or Pre-Tax Contributions allocated to his account under two or more plans or arrangements described in Code
                Section 401(a) or 401(k) that are maintained by the Company or an Affiliated Company shall be determined as if all such contributions were made under a single plan.

            (B) In the event that this Plan satisfies the requirements of Code
                Section 410(b) only if aggregated with one or more other plans, or if one or more other Plans satisfy the requirements of Code
                Section 410(b) only if aggregated with this Plan, then this Section shall be applied by determining the ACP of Eligible Participants as if all such plans were a single plan.

            (C) For purposes of determining the ACP of an Eligible Participant who is a Highly Compensated Employee, the After-Tax Contributions, matching Company Contributions and Compensation of such Participant shall include the After-Tax Contributions, matching Company Contributions, and Compensation of Family Members, and such Family Members shall be disregarded in determining the ACP for Eligible Participants who are Highly Compensated Employees.

            (D) The determination and treatment of the ACP of any Participant shall satisfy such other requirements as may be prescribed by the United States Secretary of the Treasury, including the provisions of Treas. Reg. 1.401(m) and any successor regulation, which is incorporated herein by reference.

    (d) Corrections of Excess Contributions.
        -----------------------------------

        (   i)  If the Committee shall determine that the Pre-Tax Contributions on behalf of any Participant or group of Participants might result in discrimination in favor of Employees who are officers, shareholders or Highly Compensated Employees or might cause the Plan to violate the requirements for cash or deferred arrangement under ITA Section 165(e) or Code Section 401(k), the
                Committee shall have the right to cause such adjustments to be made in the past, current or future Pre-Tax Contributions on behalf of such Participants and in the manner provided in Treas.
                Regs. 1.401(k)-1(f) as will, in the Committee's opinion, avoid such discrimination and satisfy the requirements of ITA Section
                165(e) or Code Section 401(k), including, without limitation, the right to recharacterize any Pre-Tax Contributions on behalf of a Participant as current Compensation of the Participant to either be distributed (along with income allocable thereto) to the Participant or contributed as an After-Tax Contribution and subject to such terms and conditions as will cause the Plan to meet the requirements for a qualified cash or deferred arrangement under ITA Section 165(e) or Code Section 401(k).
                The decision of the Committee in this regard shall be final and shall not be subject to question by the Trustee, the Company or by any Participant or group of Participants. Any pre-tax Basic
                Contributions that are recharacterized as After-Tax
                Contributions pursuant to this Section shall be eligible to be matched with Company Contributions.

    ( ii) If the Committee shall determine that the After-Tax Contributions of any Participant or group of Participants might result in discrimination in favor of employees who are officers, shareholders or Highly Compensated Employees, or might cause the Plan to violate the requirements of ITA Section 165(a)(4) or Code Section 401(m), the Committee shall have the right to cause such adjustments to be made in past, current or future After-Tax Contributions of such Participants and in the manner provided in Treas. Reg. 1.401(m)-1(e) as will, in the Committee's opinion, avoid such discrimination and satisfy the requirements of ITA Section 165(a)(4) or Code Section 401(m), including, without limitation, the right to distribute such contributions (along with income allocable thereto) to the Participant and subject to such terms and conditions as will cause the Plan to meet the requirements of ITA Section 165(a)(4) or Code Section 401(m). The decision of the Committee in this regard shall be final and shall not be subject to question by the Trustee, the Company or by any Participant or group of Participants

3.09    Dollar Limitation on Pre-Tax Contributions.
        -------------------------------------------

    (a) Notwithstanding anything else in this Article, a participant may not designate more than $7,000 (or such other amount as may be specified by the Internal Revenue Service or the Secretary of the Treasury of Puerto Rico on account of an increase in cost of living index) as Pre-Tax Contributions in any calendar year.

    (b) Notwithstanding any other provision of the Plan, Excess Pre-Tax Contributions and income allocable thereto shall be distributed no later than each April 15 to Participants who claim Allocable Excess Pre-Tax Contributions for the preceding calendar year. "Allocable Excess Pre-Tax Contributions" means the amount of Pre-Tax Contributions for a calendar year that the Participant allocates to this Plan pursuant to the claim procedure described herein.

    (c) The Participant's claim shall be in writing, shall be submitted to the Committee no later than March 1; shall specify the Participant's Excess Pre-Tax Contributions for the preceding calendar year; and shall be accompanied by the Participant's written statement that if such amounts are not distributed, such Allocable Excess Pre-Tax Contributions, when added to amounts deferred under other plans or arrangements described in Sections 401(k), 402(h), 408(k) or 403(b) of the Code, exceeds the limit imposed on the Participant by Section 402(g) of the Code for the year in which the deferral amount occurred.

    (d) The Allocable Pre-Tax Contributions distributed to a Participant with respect to a calendar year shall be adjusted for income and, if there is a loss allocable to the Excess Pre-Tax Contributions, shall in no event be less than the lessor of the Participant's Pre-Tax Account under the Plan or the Participant's Pre-Tax Contributions for the Plan Year.

                                   ARTICLE IV
                                   ----------

                         TRUST FUND AND INVESTMENT FUNDS
                         -------------------------------


4.01    The Trust Agreement.  The Company shall enter into a trust agreement
        -------------------
        which shall contain such provisions as shall render it impossible for any part of the corpus of the Trust or income therefrom to be at any time used for, or diverted to, purposes other than for the exclusive benefit of Participants. Any or all rights or benefits accruing to any person under the Plan with respect to any Company Contributions deposited under the Trust Agreement shall be subject to all the terms and provisions of the Trust which shall specifically incorporate and be subject to the provisions of the Plan.

4.02    The Trustee.  The Trustee will be a corporate trustee appointed by the
        -----------
        Committee to serve at its pleasure. The Committee may appoint a Puerto Rican bank as either Co-Trustee or as an agent of the Trustee as necessary to comply with Puerto Rican laws.

4.03    Separate Funds.  The Trustee will maintain the following separate
        --------------
        Investment Funds within the Trust Fund as active Funds: the General Stock Fund, the Growth Stock Fund, the Real Estate Fund, the Government Securities Fund, and the Interest Income Fund. In addition, the Trustee will add and maintain any other Investment Funds as are designated by the RJR Pension Investment Committee, including a Company Common Stock Fund. Appropriate Accounts for each Participant shall be established and maintained in each Investment Fund in which a Participant has an interest.

4.04    Investment Funds.
        ----------------

    (a) Interest Income Fund.  The Interest Income Fund consists of assets
        --------------------
        invested in investment contracts purchased from banks and insurance companies which offer interest income at rates that are predetermined annually or that vary with the investment experience of the contracts' underlying assets. Assets will also be invested in one to three year fixed income securities.

    (b) Growth Stock Fund.  The Growth Stock Fund consists of common stocks and
        -----------------
        other securities selected by the Trustee or any investment manager as may be appointed pursuant to the Trust with the investment objective of maximizing total return primarily through emphasis on capital appreciation, with current income of secondary importance.

    (c) General Stock Fund.  The General Stock Fund consists primarily of
        ------------------
        various common stocks selected by the Trustee or any investment manager as may be appointed pursuant to the Trust with the investment objective of generating an above-average total return through emphasis on capital appreciation and dividend income.

    (d) Government Securities Fund.  The Government Securities Fund will invest
        --------------------------
        in short-term U.S. Government securities that mature within one year, with a maximum average maturity of 90 days.

    (e) Real Estate Fund.  The Real Estate Fund consists of assets invested in
        ----------------
        one or more pooled real estate funds managed by insurance companies or other financial institutions. Such pooled funds seek to achieve stable long-term rates of return through direct ownership of income producing properties, diversified by usage and location. The objective of the Real Estate Fund is to provide long-term growth in assets that out-pace inflation through returns from rental income and appreciation.

    (f) Common Stock Fund.  (If and when approved by the Pension Investment
        -----------------
        Committee.) The Common Stock Fund consists of shares of Common Stock of the Parent Company. Refer to the Plan's Prospectus for a complete description of Common Stock.

4.05    Temporary Investment.  Pending permanent investment of the assets of any
        --------------------
        Investment Fund, the Trustee may temporarily hold cash or make short-term investments in obligations of the United States Government, commercial paper, an interim investment fund for tax qualified employee benefit plans established by the Trustee unless otherwise provided by applicable law, or other investments of a short-term nature.

  4.06  Investment of Participant Contributions.
        ---------------------------------------

    (a) Election.  All Basic and Supplemental Participant Contributions will be
        --------
        invested at the election of the Participant in multiples of 5% in the Funds described in Section 4.04. A Participant may make an election or, once in any three-month period, change a prior election effective as to future contributions by giving notice to the Committee in the prescribed manner. Any such election or change of election shall be effective as of the first payroll period after it is processed.

    (b) Transfer of Investments.  A Participant (including a Participant who has
        ------------------------
        a Termination of Employment) may, by giving notice to the Committee in the prescribed manner, elect to have all or any multiple of 5% of the value of his Account in any Investment Fund as of any future Valuation Date transferred to another Investment Fund described in Section 4.04.
        A Participant may make only one such election under this subsection 4.06(b) within any three-month period. The amount transferred from any Investment Fund will be based upon values as of such future Valuation Date, and the change in investments shall be made as soon as reasonably possible thereafter.

4.07    Investment of Company Contributions.  Company Contributions will track
        -----------------------------------
        the Investment Fund elections that a Participant makes with regard to Basic and Supplemental Contributions.

4.08    Investment Managers.  The RJR Pension Investment Committee may enter
        -------------------
        into a written agreement with or direct the Trustee to enter into an agreement with one or more investment managers to manage the investments of one or more of the Investment Funds. Such investment managers may include one or more legal reserve life insurance companies which enter into group annuity contracts with the Trustee. The RJR Pension Investment Committee may remove any such investment manager or any successor investment manager, or direct the Trustee to do so, and any such investment manager may resign. The RJR Pension Investment Committee may, upon removal or resignation of an investment manager, provide for the appointment of a successor investment manager.

4.09    Participant Responsibility For Selection of Funds.  Each Participant is
        -------------------------------------------------
        solely responsible for the selection of his Investment Funds. Neither the Trustee, the Committee, any Administrative Committee, the RJR Pension Investment Committee, the Company nor any of the directors, officers or employees of the Company are empowered to advise a Participant as to the manner in which his Accounts shall be invested. The fact that a security is available to Participants for investment under the Plan shall not be construed as a recommendation for the purchase of that security, nor shall the designation of any Investment Fund impose any liability on the Company, its directors, officers or employees, the Trustee, the Committee, any Administrative Committee, or the RJR Pension Investment Committee.

4.10    Voting by Participants.  (This section will be applicable if and when a
        ----------------------
        Parent Company Common Stock Fund is authorized.)

    (a) Voting of Stock Generally.  Each Participant shall have the right and
        -------------------------
        shall be afforded the opportunity to instruct the Trustee how to vote at any meeting of the Parent Company's shareholders that proportionate number of the total number of shares of Common Stock held in the Common Stock Fund which is the same proportion that the value of his interest bears to the total value of the Fund. Instructions by Participants to the Trustee shall be in such form and pursuant to such regulations as the Committee may prescribe. Any such instructions shall remain in the strict confidence of the Trustee. Any share for which no such instructions are received by the Trustee shall be voted by the Trustee in the same proportion as the shares for which instructions are received.

    (b) Tender of Exchange Offers.  In the event of a tender or exchange offer
        -------------------------
        for any or all shares of Common Stock, the Committee shall notify each Participant or Beneficiary and utilize its best efforts to timely distribute or cause to be distributed to him such information as will be distributed to shareholders of the Parent Company in connection with any such tender or exchange offer. Each Participant or his Beneficiary shall have the right to instruct the Trustee in writing not to tender or exchange shares of Common Stock credited to his Account under the Trust Fund. The Trustee shall tender or exchange all shares of Common Stock credited to a Participant's Account under the Trust Fund unless instructions not to tender or exchange such shares have been received.

                                    ARTICLE V
                                    ---------

                        ACCOUNT STATEMENTS AND VALUATION
                        --------------------------------


5.01    Valuation of Accounts.  As of each Valuation Date, the Accounts of each
        ----------------------
        Participant shall be adjusted to reflect any appreciation or depreciation in the fair market value and income earned by each Investment Fund in which the Participant's Accounts are invested since the prior Valuation Date. Such fair market value shall be the aggregate fair market value of all securities or other property held for each Investment Fund, plus cash and accrued earnings, less accrued expenses and proper charges against each Investment Fund, all as of the Valuation Date. Participant accounts shall be adjusted in proportion to the balance in each Participant's account on each Valuation Date, adjusted for distribution.

    When determining the value of Participant accounts, any deposits due which have not been deposited in the Trust Fund on behalf of the Participant shall be added to his accounts. Similarly, adjustments of accounts for appreciation or depreciation of an Investment Fund shall be deemed to have been made as of the Valuation Date to which adjustment relates, even though they are actually made as of a later date.

5.02    Valuation Upon Transfer, Withdrawal, or Distribution.  The valuation of
        ----------------------------------------------------
        accounts for purposes of an in-service withdrawal, a transfer of accounts to another investment fund, or a cash distribution shall be as described in Section 5.01.

5.03    Statement of Accounts.  Each Participant shall be furnished at least
        ---------------------
        annually a statement setting forth the value of his Accounts.

                                   ARTICLE VI
                                   ----------
                             VESTING AND FORFEITURES
                             -----------------------

6.01    Vesting of Basic and Supplemental Contributions.  Each Participant's
        -----------------------------------------------
        Basic and Supplemental Contributions shall at all times be fully vested.

6.02    Vesting of Company Contributions.  A Participant shall become fully
        --------------------------------
        vested in his Company Contributions upon completion of the earlier of
        (i) 60 months of Service or (ii) completion of 24 months of Service subsequent to his first Entry Date, or (iii) in the event of any one of the following:

    (a) attainment of age 65,
    (b) Retirement,
    (c) death,
    (d) Disability
    (e) termination of the Plan, or
    (f) complete discontinuance of Company Contributions.

6.03    Vesting of Rollover Contributions.  Contributions transferred pursuant
        ---------------------------------
        to a Rollover (Section 1.28) shall at all times be fully vested.

6.04    Forfeiture on Termination of Employment.  If a Participant's employment
        ---------------------------------------
        is terminated prior to attainment of age 65 for reasons other than Retirement, Disability, or death, the portion, if any, of his Company Contribution Account in which he is not vested shall be forfeited upon the earlier of (i) the accrual of five (5) consecutive Break in Service year, or (ii) the receipt of a cash-out , and under circumstances where all Participant Contributions were distributed prior to Termination of Employment or there are no Participant Contributions, a cash-out will be deemed to have been made on the date the Termination of Employment occurred. All forfeitures pursuant to (ii) above are subject to the provisions of Section 6.06.

6.05    Disposition of Forfeitures.  All forfeitures shall be used to reduce the
        --------------------------
        Company Contributions otherwise payable to the Plan.

6.06    Restoration of Forfeitures.  Any amount forfeited pursuant to the
        --------------------------
        provisions of clause (ii) of Section 6.04 shall be restored to the Company Contribution Account of a Participant if the Participant is re-employed by the Company or an Affiliated Company prior to the expiration of five years after his Termination of Employment. The restoration will occur without the requirement that the Participant repay to the Plan any amounts previously distributed to him.

                                   ARTICLE VII
                                   -----------

                                  DISTRIBUTIONS
                                  -------------


7.01    Distribution of Benefits.
        -------------------------

    (a) Termination of Employment.  A Participant who has a Termination of
        -------------------------
        Employment for any reason except death shall receive a lump sum distribution of the value of his vested Accounts valued as of the valuation period in which such termination occurs or, if later, as of the next valuation period after a written application for distribution has been received by the Committee. Distributions provided under the Plan shall be made as soon as practicable after the valuation period.
        If the Committee has not received an application for distribution by the time specified in subsection (c) below, a distribution shall automatically be made at such time.

    (b) Death.  The Account of a Participant who has died shall be distributed
        ------
        to his Beneficiary in a single lump sum payment valued as of the valuation period in which the death occurs or, if later, as of the next valuation period after notification of the Participant's death; provided, however, that if the Beneficiary is the Participant's surviving Spouse, a distribution shall not be made until a written application for distribution from the surviving Spouse has been received by the Committee. If the Committee has not received an application for distribution by the time the Participant would have attained the age described in (c) below, the distribution shall automatically be made in accordance with (c) below.

    (c) Latest Date for Distribution.  Unless otherwise elected pursuant to
        -----------------------------
        subsection (a) or (b) above, all distributions shall be made no later than the April 1 of the calendar year following the calendar year such Participant attains age 70 1/2.

    (d) Small Lump Sum Cash-Outs.  The foregoing notwithstanding, if the value
        -------------------------
        of the Participant's vested Account does not exceed $3,500, a distribution shall be made to the Participant within 60 days after the end of the Plan Year in which he has a Termination of Employment. The Account shall be valued as of the December 31 Valuation Date. In no event shall the Account of a Participant which is in excess of the amount of $3,500 be distributed to him or on his behalf prior to the time specified in (c) above without the written consent of the Participant or, if applicable, his surviving Spouse.

    (e) QDRO.  Notwithstanding subsections (a) - (d) above, amounts payable
        -----
        under a Qualified Domestic Relations Order pursuant to Section 11.05 shall be distributed to the alternate payee entitled to such payment as soon as a determination is made by the Committee that the order is so qualified, if the order provides for immediate payment.

7.02    Proof of Death and Right of Beneficiary.  The Committee may require and
        ----------------------------------------
        rely upon such proof of death and such evidence of the right of any Beneficiary to receive the undistributed value of the Account of a deceased Participant as the Committee may deem proper, and its determination of death and of the right of such Beneficiary or other person to receive payments shall be conclusive.

7.03    Completion of Appropriate Forms and Procedures.  The Committee has
        -----------------------------------------------
        prescribed forms/procedures providing notice to it in order for a distribution to be made under the Plan. In the event a Participant or Beneficiary does not comply with such procedures before the end of the calendar month following the date a distribution becomes payable under the terms of the Plan, such Participant or Beneficiary's Account may, at the option of the Committee (taking into account Section 11.11), be mailed to the Address of Record as provided in Section 11.09. The Valuation Date for purposes of this Section 7.03 shall be the last day of the valuation period coincident with or next following the date of a Participant's termination or, if later, the Valuation Date immediately preceding the required distribution date under Section 7.01(c).

7.04    Investment Pending Distribution.  A Participant is not entitled to any
        --------------------------------
        interest, dividends or any other form of investment proceeds on his Account for the period between the Valuation Date and the date payment is made.

                                  ARTICLE VIII
                                  ------------

                             IN-SERVICE WITHDRAWALS
                             ----------------------
                     AND SPECIAL PRE-TAX CONTRIBUTION RULES
                     --------------------------------------


8.01    In-Service Withdrawals.  Subject to the requirements listed below, a
        ----------------------
        Participant may make a withdraw of his After-Tax Contributions. A proportional share of earnings on such contributions will be distributed at such time. Pre-Tax Contributions (Basic or Supplemental) cannot be withdrawn except in the event of a hardship (See 8.02).

    (a) Withdrawals may only be made by prior notice to the Committee in the manner prescribed by the Committee.

    (b) Excluding Hardship withdrawals, no more than one withdrawal may be made in any six-month period.

    (c) In no event may a Participant make a withdrawal in an amount less than $500, or the full value of the Account, if less.

    (d) In no event may a Participant select the Fund from which his stated amount of withdrawal will be withdrawn.

    (e) Payments of withdrawal amounts shall be made as soon as practicable after a Participant's election to withdraw and will be valued as of the preceding Valuation Date.

8.02    Hardship Withdrawals.  A Participant who has a Hardship may make a
        ---------------------
        withdrawal of his Pre-Tax Contributions (including Rollover Contributions), but not the earnings thereon, subject to the following. Financial hardship for purposes of this Section shall mean that a Participant requires a withdrawal of money for an immediate and heavy financial need. Such withdrawal cannot exceed the sum of (i) the amount required to meet such need and (ii) any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated as a result of the distribution. No withdrawal shall be permitted unless the hardship cannot reasonably be relieved from other sources including distributions (other than hardship distributions) and nontaxable loans available under any plan. Purchase by a Participant of a primary residence, college tuition for a Participant or his dependents, and any non-reimbursed medical expense of a Participant or his dependents may generally be considered situations of heavy financial need, unless otherwise governed by law or regulation. The Committee may, under rules established by it which are uniformly applicable to all similarly situated Participants, determine other circumstances where a Participant has a heavy financial need and the decision of the Committee as to whether a Participant satisfies the financial hardship rule shall be conclusive, unless otherwise governed by law or regulation.

8.03    Restrictions on Pre-Tax Contribution Distributions.  Notwithstanding any
        --------------------------------------------------
        other provision in this Plan to the contrary, a Participant's Pre-Tax Contribution Account may not be distributed earlier than upon one of the following events:

    (a) The Participant's Retirement, death, Disability or Termination of Employment;

    (b) The termination of the Plan without the establishment of a successor plan;

    (c) A Participant's attainment of age 59 1/2;

    (d) A Participant's Hardship, restricted as set forth in Section 8.02;

    (e) The sale or other disposition of the Company or any Affiliated Company to an unrelated corporation, which does not maintain the Plan, of substantially all of the assets used in a trade or business, but only with respect to Employees who continue with the acquiring corporation; or

    (f) The sale or disposition by the Company or any Affiliated Company of its interest in a subsidiary to an unrelated entity which does not maintain the Plan, but only with respect to Employees who continue employment with the subsidiary.

    This Section is intended to comply with the earliest distribution requirements of Treasury Reg. 1.401(k)-1(d) and is not intended to add any forms of distribution not otherwise allowed under the Plan.

                                   ARTICLE IX
                                   ----------

                                 ADMINISTRATION
                                 --------------


 9.01   RJR Employee Benefits Committee.
        -------------------------------

    (a) The Committee shall have control of and manage the operation and administration of the Plan. It shall have the authority to make amendments to the Plan to ensure compliance with ERISA, to maintain the qualified status of the Plan under ITA and the Code, and to make other amendments to the Plan provided that no such amendments cause a material increase in cost to the Company. The Committee shall also have the authority to appoint and substitute trustees, investment managers and actuaries for the Plan and to enter into and amend Plan trust agreements and agreements with investment managers.

    (b) The Committee shall consist of not less than three (3) persons appointed from time to time by the Board of Directors of RJR Nabisco, Inc. to serve at the pleasure of said Board of Directors. Any Participant of the Committee may resign by delivering a written resignation to the Secretary of the Committee and such resignation shall be effective upon the date specified therein.

    (c) The Committee shall elect from its members a Chairman, and shall also elect a Secretary who may be but need not be one of the members of the Committee. The Committee may appoint from its members such committees with such powers as it shall determine, and may authorize one or more of its members, or any agent, to execute or deliver any instrument or make any payment in its behalf.

    (d) The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine.

    (e) A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Committee shall be by the vote of a majority of the members of the Committee present at any meeting or without a meeting by an instrument in writing signed by a majority of the members of the Committee.

    (f) No member of the Committee shall receive any compensation for his service as such, and, except as may be required by applicable law, no bond or other security is required of him in such capacity in any jurisdiction.

9.02    Administrative Committee.
        ------------------------

    (a) The Committee, in its discretion, may delegate its administrative duties and responsibilities to one or more Administrative Committees each consisting of three or more persons, who shall be appointed by and serve at the pleasure of the Committee and one or more of whom may also be members of such Committee. Vacancies in the Administrative Committee shall be filled by the Committee but the Administrative Committee may act, notwithstanding any vacancies, so long as there are at least two members of such Committee. The members of an Administrative Committee shall serve without compensation for their services as such, but shall be reimbursed by the Company for all necessary expenses incurred in the discharge of their duties.

    (b) Subject to restrictions imposed by the Committee, an Administrative Committee's powers shall include the following powers:

    (i) to interpret Plan provisions with respect to eligibility, service, vesting and determination of benefits,

    (ii) to calculate benefits and authorize the payment of benefits by the Plan trustees through disbursement accounts as directed by the Administrative Committee,

    (iii) to authorize the payment of routine plan expenses exclusive of trustee, investment manager, or actuary fees,

    (iv) to prepare and/or approve the filing of required governmental reports,

    (v) to maintain Plan and Account records,

    (vi)    to prepare employee announcements, forms and procedures, and

    (vii) to review denials of benefit claims made by Participants or Beneficiaries.

    An Administrative Committee, at its discretion, may delegate to assistants, including employees in RJR Nabisco, Inc.'s or the Company's Employee Benefits Department, ministerial and clerical duties.

9.03    RJR Pension Investment Committee.
        --------------------------------

    (a) The RJR Pension Investment Committee is a committee whose members are appointed by the Compensation Committee of the Board of Directors to serve at the pleasure of the Compensation Committee.

        (b) The RJR Pension Investment Committee is charged with the responsibility to approve all matters with respect to the funding of the plans, including, but not limited to, actuarial assumptions, investment guidelines, and the appointment and removal of investment managers.

9.04    Indemnification by Company.  To the extent not insured against by any
        --------------------------
        insurance company pursuant to the provisions of any applicable insurance policy, the Company shall indemnify and hold harmless the members of the Committee, the members of any Administrative Committee and their assistants from any and all claims, demands, lawsuits, or proceedings in connection with the Plan, including the expenses of defense, provided, that such indemnifications shall not apply to any person for such person's act of willful misconduct.

9.05    Plan Expenses.  The expenses of administering the Plan, including,
        -------------
        without limitation, reasonable fees and expenses of the trustee, certified public accountants, legal counsel, investment managers, and investment advisors, shall be paid from the trust established in accordance with Section 4.01 unless paid directly by the Company at its election.

9.06    Plan Administrator.  The Plan Administrator shall be the RJR Employee
        ------------------
        Benefits Committee and it shall be responsible for the performance of all reporting and disclosure obligations under ERISA and regulations promulgated by any federal, state and local agency; provided that the Committee may delegate under Section 9.02 some or all of such duties as Plan Administrator.

9.07    Agent for Process.  The Secretary of  Nabisco Brands de Puerto Rico,
        -----------------
        Inc. shall be the designated agent for the service of legal process.

9.08    Named Fiduciaries.
        -----------------

    (a) The Committee, the RJR Pension Investment Committee and any Administrative Committee, if delegated power in accordance with Section 9.02, shall each constitute named fiduciaries as such term is defined in ERISA.

    (b) By resolution or by an appropriate instrument executed by duly authorized officer of the Company, the Company may appoint one or more other persons or committees as a named fiduciary in respect of the duties delegated to him or it in such resolution or instrument.

    (c) Any named fiduciary designated herein or appointed as provided herein, unless precluded from doing so by the terms of such appointment, may by appropriate instrument designate any person (including any firm or corporation) to carry out part or all of such fiduciary's responsibilities and upon such designation the named fiduciary shall have no liability, except as imposed by applicable law, for any act or omission of such person. The foregoing does not preclude any other fiduciary to the extent allowed by ERISA and the terms of his appointment from delegating part or all of such fiduciary's responsibilities with respect to the Plan.

    (d) Any fiduciary may serve in more than one fiduciary capacity with respect to the Plan.

                                    ARTICLE X
                                    ---------

                AMENDMENTS, TERMINATION, PERMANENT DISCONTINUANCE
                -------------------------------------------------
                    OF CONTRIBUTIONS, MERGER OR CONSOLIDATION
                    -----------------------------------------


10.01   Amendments. The Committee reserves the right at any time and from time
        ----------
        to time, both retroactively and prospectively, to modify or amend, in whole or in part, any or all of the provisions of the Plan, provided, however, that no such modification or amendment shall make it possible for any part of the funds of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of Participants, Spouses, former Participants, retired Participants or Beneficiaries under the Plan; and that no modification or amendment shall be made which has the effect of decreasing retroactively the Accounts of any Participant, of reducing the nonforfeitable percentage of the Company Contribution Account of a Participant below the nonforfeitable percentage thereof computed under the Plan as in effect on the later of the date on which the amendment is adopted or becomes effective, or of eliminating an optional form of benefit, except as permitted by law.

10.02   Termination or Permanent Discontinuance of Contributions.  The Committee
        --------------------------------------------------------
        may terminate the Plan with respect to all Participating Units or any of them or direct complete discontinuance of contributions hereunder by all or any of the Participating Units for any reason at any time. In case of such termination or complete discontinuance of contributions hereunder, there shall automatically vest in the appropriate Participants nonforfeitable rights to the Company Contributions credited to their Accounts and the total amount in each Participant's Accounts shall be distributed, as the Committee shall direct, to him or for his benefit.

10.03   Partial Termination.  In the event of a partial termination of the Plan,
        -------------------
        the provisions of Section 10.02 shall be applicable only to the Participants affected by such partial termination.

10.04   Benefits in Case of Merger or Consolidation.  The Plan may not be merged
        -------------------------------------------
        or consolidated with, nor may its assets or liabilities be transferred to, any other plan unless each Participant, Spouse, former Participant, retired Participant or Beneficiary under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

                                   ARTICLE XI
                                   ----------
                                  MISCELLANEOUS
                                  -------------

11.01   Benefits Payable from Trust Fund.  All persons with any interest in the
        --------------------------------
        Trust Fund shall look solely to the Trust Fund for any payments with respect to such interest.

11.02   Elections.  Elections hereunder shall be made by a Participant in
        ---------
        writing by the completion and delivery to the Committee of forms prescribed by the Committee for such purposes, within the time limits set forth hereunder with respect to each such election or, if no time limit is set forth, such limit as may be established by the Committee.

11.03   No Right to Continued Employment.  Neither the establishment of the Plan
        --------------------------------
        nor the payment of any benefits thereunder nor any action of the Company, the Board of Directors, the Committee or the Trustee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Company.

11.04   Inalienability of Benefits and Interests.
        ----------------------------------------

    (a) No benefit payable under the Plan or interest in the Trust Fund shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant, Spouse or Beneficiary.

    (b) If any Participant, Spouse or Beneficiary shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under the Plan or interest in the Trust Fund, then to the extent permitted by law, the Committee in its discretion may hold or apply such benefit or interest or any part thereof to or for the benefit of such Participant, or his Beneficiary, his Spouse, children, blood relatives, or other dependents, or any of them, in such manner and in such proportions as the Committee may consider proper.

11.05   Qualified Domestic Relations Orders.  The provisions in Section 11.04(a)
        -----------------------------------
        shall also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in Section 414(p) of the Code, or any domestic relations order entered before January 1, 1985.

11.06   Payments for Exclusive Benefit of Participants.  Payments of benefits in
        ----------------------------------------------
        respect of the interest of a Participant under the Plan to any person other than such Participant in accordance with the provisions of the Plan shall be deemed to be for the exclusive benefit of such Participant.

11.07   Puerto Rico Law to Govern.  All questions pertaining to the
        -------------------------
        construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of Puerto Rico, except as provided in Section 514 of ERISA.

11.08   No Guarantee.  Neither the Company nor the Trustee guarantee the Trust
        ------------
        Fund in any manner against loss or depreciation.

11.09   Address of Record.  Each individual or entity with an actual or
        -----------------
        potential interest in the Plan shall file and maintain a current record address with the Plan. Communications mailed by the Company, Trustee, or Committee to such record address fulfills all obligations to provide required information to Participants, including former employees, Surviving Spouses and Beneficiaries, in regard to the Plan. If no record address is filed, it may be presumed that the address used by the Company in forwarding statements of a Participant's Account is the record address.

11.10   Unlocated Spouse.  Notwithstanding the consent requirement in Section
        ----------------
        1.05, if the Participant establishes to the satisfaction of the Committee that such written consent cannot be obtained because there is no spouse or the spouse cannot be located, a waiver shall be deemed to be valid. Any consent necessary under Section 1.05 will be valid only with respect to the spouse who signs the consent, or in the event of a deemed election, the designated spouse.

11.11   Payments in the Event of Death with no Designated Survivor or
        -------------------------------------------------------------
        Incompetency.  In the event of (i) the death of a Participant, a Spouse
        ------------
        or Beneficiary not survived by a person designated to receive any payment then due, or (ii) the Committee finding that a Participant or other person entitled to a benefit is unable to care for his affairs because of illness or accident or is a minor or has died, or (iii) there being no Spouse or designated Beneficiary, the Committee may direct that any benefit payment due the Participant, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

    The Committee shall determine to what extent, if any, previous service with such company shall be recognized as Service, but subject to the continued qualification of the Trust for the Plan as tax exempt under the ITA. Any such company may terminate its participation in the Plan with respect to a designated unit of its employees upon appropriate action by it, in which event the funds of the Plan held on account of Participants in the employ of such company and any unpaid balances of the Accounts of Participants who have separated from the employ of such company, shall be determined by the Committee and shall be distributed as provided in Section 10.02 in the event of termination of the Plan, or shall be segregated by the Trustee as a separate trust fund, pursuant to direction to the Trustee by the Committee, continuing the Plan as a separate plan for such employees of such company under which the board of directors of such company shall succeed to all the powers and duties of the Board of Directors, including the appointment of the Participants of the Committee.

11.12   Transfer of Prior Plan Assets and Liabilities to This Plan.  Effective
        ----------------------------------------------------------
        as of a date established by the Committee after receipt of Puerto Rico Treasury Department and Internal Revenue Service determinations that (i) this Plan meets the applicable requirements of Section 165(a) of the ITA and Section 401(a) of the Code, and (ii) a prior plan or plans meets the applicable requirements of Section 165(a) of the ITA and Section 401(a) of the Code, the assets in cash and liabilities (or only assets not in payout status and related liabilities if directed by the Committee) of a prior plan may be transferred to this Plan if the Committee so directs. Notwithstanding the immediately preceding sentence, this Plan shall not accept a Trustee-to-Trustee transfer from any plan that is subject to the requirements of Section 205 of ERISA. Any such transfer shall take place only on a Valuation Date. In the absence of an applicable Participant election, assets transferred from a prior plan shall be invested in the Government Securities Fund, and the Accounts of Participants and Beneficiaries under the prior plan will become their Accounts as Participants and Beneficiaries under this Plan, effective as of the transfer date.

11.13   Headings.  Headings of Articles and Sections of the Plan are inserted
        --------
        for convenience of reference.  They constitute no part of the Plan.

                                   ARTICLE XII
                                   -----------

                                 CLAIM PROCEDURE
                                 ---------------

12.01   Initial Determination.  The initial determination of a Participant's,
        ---------------------
        Spouse's or Beneficiary's eligibility for, and the amount of, a benefit shall be made by the Committee which shall mail or deliver to each such individual who has filed an effective claim for a benefit a written statement of the amount of his benefit or a notice of denial of his claim on or before the 90th day following the Committee's receipt of such claim. If special circumstances require additional time for processing the claim, the Committee may delay issuing its statement or notice for an additional 90 days provided that the Participant, Spouse or Beneficiary is notified of the circumstances necessitating the delay and the date the Committee expects to render its final opinion. A claim for benefits is not effective unless filed on forms prescribed by the Committee. Each notice of whole or partial denial of claimed benefits shall set forth the specific reasons for the denial, the time within which an appeal must be made by the Participant, Spouse or Beneficiary or his duly authorized representative, and shall contain such other information as may be required by applicable law. If a statement or notice is not issued within the prescribed period, the claim shall be deemed denied.

12.02   Review.  Each Participant, Spouse or Beneficiary whose claim for
        ------
        benefits has been wholly or partially denied shall have such rights to review documents and submit comments as applicable law and regulations of the Committee may provide, and shall also have the right to request the Committee to review such denial; such request to be made on forms prescribed by the Committee. A request for review shall be filed by the Participant, Spouse or Beneficiary or his duly authorized representative on or before the 60th day following the earlier of the Participant's, Spouse's or Beneficiary's receipt of notice of denial of his claim or the expiration of the prescribed period for issuing a statement of benefits or notice of denial. The Committee shall issue a written statement on or before the 60th day following its receipt of such request stating the Committee's decision on review and the reasons therefore, including specific references to pertinent Plan provisions on which the decision is based, and any other information required by applicable law. If special circumstances require additional time for processing such review, the Committee may delay issuing its decision for an additional 60 days provided that the Participant, Spouse or Beneficiary is notified of such circumstances and the date the Committee expects to render its final decision. If the decision is not issued within the prescribed period, the appeal shall be deemed denied.

                                  ARTICLE XIII
                                  ------------
                          LIMITATIONS AND RESTRICTIONS
                          ----------------------------

13.01   Code Section 415 Maximum.  This Section is intended to impose a maximum
        ------------------------
        limitation on the benefit payable under this Plan equal to but no lower than that necessary to comply with the requirements of Section 415 of the Code. The provisions of this Section are intended to comply with said Section 415.

    (a) Definitions.
        -----------

    (i) "Defined Benefit Plan" means any defined benefit plan (as defined in Code Section 415(k)) maintained by the Company or an Affiliated Company.

    (ii) "Related Plan" means any defined contribution plan (as defined in Code Section 415(k)), other than this Plan, maintained by the Company or an Affiliated Company or any individual account maintained for voluntary contributions made by a Participant under a defined benefit plan.

    (iii) "Total Compensation" means all remuneration paid to an Employee by the Company or an Affiliated Company.

    (iv) "Annual Addition" means the sum of the following amounts credited to a Participant's account for the limitation year:

    (1)  employer contributions;

                (2) employee contributions;

                (3) forfeitures; and

    (4) Amounts allocated to an individual medical account, as defined in
    Section 415(l)(2) of the Code, which is part of a pension or annuity plan maintained by the employer are treated as Annual Additions to a defined contribution plan. Also, amounts derived from contributions paid or accused after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in Section 419(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the employer, are treated as Annual Additions to a defined contribution plan.

    (b) Limitations Applicable to Participants in Defined Contribution Plans
        --------------------------------------------------------------------
        Only.
        ----

    (i) The Annual Addition credited to a Participant's Account under the Plan for any Plan Year must not exceed the lesser of (1) $30,000 (or, if greater, 25% of the defined benefit dollar limitation set forth in
        Section 415(b)(1) of the Code as in effect for the Plan Year) or (2) 25% of the Participant's Total Compensation for such Plan Year.

    (ii) In the case of any Participant who also participates in a Related Plan, the sum of his Annual Addition under this Plan and his Annual Addition under all Related Plans for any Plan Year must not exceed the amount set forth in (i) above.

    (iii)   Excess Annual Additions.  If as a result of the allocation of
            -----------------------
            forfeitures, a reasonable error in estimating a Participant's annual compensation, or under other limited facts and circumstances which the Commissioner finds justified, the Annual Additions which cause the limitations of Code Section 415 for the limitation year to be exceeded shall not be deemed Annual Additions in that limitation year and shall be treated as follows:

                The excess amounts in the Participant's Account must be used to reduce Compnay Contributions for the next limitation year (and succeeding limitation years, as necessary) for that Participant if that Participant is covered by the Plan as of the end of the limitation year. However, if that Participant is not covered by the Plan as of the end of the limitation year, then the excess amounts shall be held unallocated in a suspense account for the limitation year and allocated and reallocated in the next limitation year to all of the remaining Participants in the Plan. Furthermore, the excess amounts must be used to reduce Company Contributions for the next limitation year ( and succeeding limitation years, as necessary) for all of the remaining Participants in the Plan. For purposes of this subsection, excess amounts may not be distributed to Participants or former Participants. Excess Participant Contributions shall be returned to the Participant except that gains attributable to the returned Participant Contributions will be considered as a Participant Contribution for the limitation year in which the returned Contribution was made. If a suspense account is in existence at any time during the limitation year in accordance with this Section, investment gains and losses and other income shall be allocated to the suspense account. To the extent that the investment losses are allocated to the suspense account, the entire amount allocated to Participants from the suspense account, including any such gains or other income or less any losses, is considered as the Annual Addition.

    (c) Effect of Participation in a Defined Benefit Plan.
        -------------------------------------------------

    (i) Notwithstanding the foregoing, if any Participant entitled to a benefit hereunder is also entitled to a benefit from a Defined Benefit Plan which is or was maintained by the Company or an Affiliated Company, the retirement benefit to be paid under the Defined Benefit Plan shall be reduced to the extent necessary to prevent the sum of the Defined Benefit Plan Fraction and the Defined Contribution Plan Fraction computed as of the end of the Plan Year form exceeding 1.0.

    (ii) For purposes of this limitation, a Participant's Defined Benefit Plan Fraction for each Plan Year is a fraction (1) whose numerator is the Participant's projected annual retirement income benefit under the Defined Benefit Plan (determined as of the close of the calendar year); and (2) whose denominator is the lesser of the product of 1.25 multiplied by the current dollar limitation in effect for the calendar year under Code Section 415(b) or the product of 1.4 multiplied by 100% of the amount that may be taken into account under Code Section 415(b)(1). In the case of a Participant who was a Participant in one or more Defined Benefit Plans maintained by the Company or an Affiliated Company which were in existence on July 1, 1982, the denominator of this fraction will not be less than the product of 1.25 multiplied by the sum of the annual benefits under such Plan which the Participant had accrued as of the end of the last Plan Year beginning before January 1, 1983; provided such Plans satisfied the requirements of Code Section 415 as in effect on December 31, 1982. In the case of a Participant who prior to January 1, 1987, was a Participant in one or more Defined Benefit Plans maintained by the Company or an Affiliated Company which were in existence on May 6, 1986, the denominator of this fraction will not be less than the product of 1.25 multiplied by the sum of the annual benefits under such Plan which the Participant had accrued as of December 31, 1986 (determined without regard to any changes in the terms and conditions of such plan or any cost of living increases after May 6, 1986); provided such Plans satisfied the requirements of Code Section 415 for all plan years.

    (iii) A Participant's Defined Contribution Plan Fraction for any calendar year is a fraction (1) whose numerator is the sum of the Participant's Annual Additions for all calendar years under this Plan and all Related Plans determined as of the close of the calendar year and (2) whose denominator is the sum of the lesser of the following amounts determined for the calendar year and each prior year of Service: the product of 1.4 multiplied by 25% of the Participant's Total Compensation for the Plan Year.

    (d) Aggregation of Plans.  For purposes of the limitations in this Article,
        --------------------
        all Defined Benefit Plans of the Company or an Affiliated company,
whether     or not terminated, shall be treated as one Defined Benefit
            Plan and all defined contribution plans of the Company or an Affiliated Company, whether or not terminated, shall be treated as one defined contribution plan for purposes of the limitation under Code Sections 415(b) and (c).

13.02   Top Heavy Requirement.  This Section is intended to ensure the Plan's
        ---------------------
        compliance with Section 416 of the Code. The following Sections shall be applicable to Participants for any Plan Year with respect to which the Plan is top-heavy.

    (a) Definitions.  The following definition shall be applied in construing
        -----------
this        Article:

    (i) Top-Heavy Plan means any defined contribution plan maintained by the
        --------------
        Company or an Affiliated Company if, as of the Determination Date, the aggregate of the accounts of Key Employees under the Plan exceeds 60% of the aggregate of the accounts for all employees under such Plan. The Plan will be deemed a "super top-heavy plan" if, as of the Determination Date, the Plan would meet the test specified above for being a top-heavy plan if 90% were substituted for 60% in each place it appears in this subsection (i).

    (ii)    Determination Date means the last day of the preceding Plan Year
            ------------------
            (or, in the case of the first plan year of a plan, the last day of such Plan year). When plan aggregation is required, calculation of accrued benefits as of the determination dates which fall within the same calendar year will be used.

    (iii)   Valuation Date means the same date as the Determination Date.
            --------------

    (iv)    Key Employee means each Employee or former Employee who is, at any
            ------------
            time during the Plan Year ending on the "Determination Date", or was, during any one of the four Plan Years preceding the Plan Year ending on the Determination Date, any one or more of the following:

    (1) An officer of the Company or an Affiliated Company having an annual compensation greater than 150% of the dollar limitation in effect under Code
    Section 415(c)(1)(A) for any Plan Year;

    (2) One of 10 Employees having annual compensation from the Company or an Affiliated Company of more than the dollar limitation in effect under Code
    Section 415(c)(1)(A) and owning (or considered as owning within the meaning of Code Section 318) both the largest interests in the Company or an Affiliated Company and a 1/2% ownership interest;

    (3) any person owning (or considered as owning within the meaning of Code
    Section 318) more than 5% of the outstanding stock of the Company (or stock having more than 5% of the total combined voting power of all stock of the Company); or

    (4) Any personal who has annual compensation of more than $150,000 and would be described in subsection (3) above, if "1%" was substituted for "5%".

    For purposes of determining whether a person is an officer in subpart (1) above, in no event will more than 50 Employees or, if less than 50 Employees, the greater of 3 or 10% of all Employees, be considered Key Employees solely by reason of officer status. In addition, persons who are merely nominal officers will not be treated as Key Employees solely by reason of their titles as officers. For purposes hereof, compensation is as defined in Section 1.415-2(d) of the Income Tax Regulations.

    (v) Non-Key Employee means any Participant in the Plan (including a
        ----------------
        beneficiary of such Participant) who is not a Key Employee.

    (b) Required Aggregation.  This Plan and all other qualified plans,
        --------------------
        including any terminated plans, maintained by the Company or an Affiliated Company which include a Key Employee must be aggregated to determine if the group as a whole is top-heavy. In addition, each other qualified plan maintained by the Company or an Affiliated Company which enables any plan in which a Key Employee is a Participant to meet the requirements of Sections 410(a)(4) and 410 of the Code must be aggregated.

    (c) Permissive Aggregation.  The Company may include other plans maintained
        ----------------------
        by the Company or an Affiliated Company which when considered as a group with the required aggregation group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code, to determine if the group as a whole is top-heavy, provided such plans are comparable in benefits or contributions.

    (d) Top-Heavy Ratio.
        ---------------

    (i) The top-heavy ratio is a fraction, the numerator of which is the sum of account balances under the defined contribution plans for all Key Employees and the present value of accrued benefits under the Defined Benefit Plans for all Key Employees, and the denominator of which is the sum of the account balances for all Participants and the present value of accrued benefits under the defined benefit plans for all Participants. Both the numerator and denominator are adjusted to include any distributions made in the fine-year period ending on the "Determination Date" and any contributions due but unpaid as of the Determination Date.

    (ii) The value of account balances and the present value of accrued benefits will be determined as of the most recent Valuation date. The account balances and accrued benefits of a Participant who is not a Key Employee but who was a Key Employee in a prior year will be disregarded. The calculation of the top-heavy ratio, and the extent to which distribution, rollovers and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder.

    (iii) If any Participant has not performed an hour of Service for the Company at any time during the five-year period ending on the Determination Date, the account of such Participant shall not be taken into account.

    (e) Minimum Vesting.  For any Plan Year in which the Plan is a top-heavy
        ---------------
        plan as determined pursuant to Section 416 of the Code, a Participant will have a non-forfeitable right to a percentage of the Participant's Accounts derived from Company Contributions as set forth below if such schedule is more favorable to the Participant than the vesting schedule under Section 6.02.

        Years of Service Completed
            For Vesting Purposes             Vested Interest
            --------------------             ---------------

            Less than three                  0%

            Three or more                    100%

        The above vesting schedule applies to all benefits within the meaning of
        Section 411(a)(7) of the Code except those attributable to Participant Contributions, including benefits accrued before the effective date of
        Section 416 of the Code and benefits accrued before the Plan became top-heavy.

        (f) Minimum Required Contribution.  It is intended that the Company or
            -----------------------------
        an Affiliated Company will meet the minimum contribution requirements of
        Section 416(c) of the Code by providing a minimum contribution (which may include forfeitures otherwise allocable) without regard to any Social Security contributions for such Plan Year for each Participant who is a non-key employee in an amount equal to at least 3% of such Participant's compensation (as defined in Section 1.415-2(d) of the Income Tax Regulations) for such Plan Year. Such 3% minimum contribution requirement shall be increased to 4% for any year in which the Company or an Affiliated Company also maintains a defined pension plan if necessary to avoid the application of Section 416(h)(1) of the Code, relating to the special adjustments to Section 415 limits of the Code for top-heavy plans, if the adjusted limitations of Section 416(h)(1) would otherwise be exceeded if such minimum contribution were not so increased. The minimum contribution required shall be made to any non-key employee who is still employed on the last day of the play year regardless as to the number of hours of Service performed during the year and regardless of the employee's level of compensation. If for the Plan Year the Plan becomes a super top-heavy plan, then the denominator of both the defined contribution plan fraction and the defined benefit plan fraction shall be calculated as set forth in
        Section 3.08(b) for the limitation year ending in such Plan Year by substituting "1.0" for "1.25" in each place such figure appears, except with respect to any individual for whom there are no employer contributions, forfeitures or voluntary nondeductible contributions allocated or accruals for such individual under the defined benefit plan.

            The minimum contribution requirements set forth herein above shall be reduced in the following circumstances:

    (i) The percentage minimum contribution required hereunder shall in no event exceed the percentage contribution made for the Key Employee for whom such percentage is the highest for the Plan Year after taking into account contributions or benefits under other qualified plans in this Plan's aggregation group providing no other defined benefit plan uses the defined contribution plan to satisfy Code Section 401(a) as provided in Section 416(c)(2)(B)(ii) of the Code; and

    (ii) No minimum contribution will be required for a Participant under this Plan for any Plan Year if the Company or an Affiliated Company maintains another qualified plan under which a minimum benefit is being accrued for such year for the Participant in accordance with
            Section  416(c) of the Code.

                                   SCHEDULE A

                                  COMPENSATION
                                  ------------

I.  The following payments are included as Compensation for all Participants:
                               --------    ------------

    -   Basic Salary.
    -   Shift Premium Pay.
    -   Overtime.
    -   Commissions.
    -   Sales incentive payments.
    -   Vacation Pay (except as noted in II).
    - Compensation deferred pursuant to salary reduction arrangements under Code Sections 401(k) or 125 or ITA Section 165(e).
    -   Salary continuation payments prior to the Severance Date.
    -   Lump sum payments in lieu of an increase in basic salary.
    -   AIAP Payments that are eligible to be deferred.

II. The following payments are not included as Compensation for Participants:
                               ---             ------------

    - Any form of compensation not listed in Part I, and specifically excluding the following:
    -   Vacation Pay received in lieu of vacation taken.
    -   Moving Expenses.
    -   Housing differential.
    -   Bonus payments unless specifically identified in I.
    -   Change of control bonus.
    -   Stay-on bonus.
    -   Management incentive plan payments unless specifically identified in I.
    -   Nondeferrable AIAP payments.
    -   Deferrals made pursuant to the RJR Nabisco Scholastic Savings Plan.
    -   Christmas Bonus.